Exhibit 23.3

April 22, 2016

To the Board of Directors and Stockholders of

 Reign Sapphire Corporation

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Post-Effective Amendment No. 3 to Form S-1 (No. 333-204486) of our report dated March 30, 2016, relating to the financial statements of Reign Sapphire Corporation (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern) for the year ended December 31, 2015, which are contained in that Prospectus, which is contained in Part II of this Registration Statement on Post-Effective Amendment No. 3 to Form S-1 (No. 333-204486).

We also consent to the reference to us under the caption “Interests of Named Experts and Counsel” in the Prospectus.

/s/ Hall and Company

HALL AND COMPANY

April 22, 2016

Irvine, CA